Exhibit 5.1

March 26, 2010

Ventas, Inc.

111 South Wacker Drive

Suite 4800

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc. (“Ventas”), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,819,582 shares (the “Shares”) of its common stock, par value $.25 per share (“Common Stock”) that may be issuable upon conversion of Ventas’s 3 7/8% Convertible Senior Notes due 2011 (the “Notes”) pursuant to the terms thereof and additional shares of Common Stock as may be issuable upon conversion of the Notes as a result of future stock dividends, stock distributions, stock splits or other events adjusting the conversion rate under the Notes. The Notes were issued in a private transaction under an Indenture (the “Indenture”), dated as of December 1, 2006, as supplemented, by and among Ventas, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. After the Registration Statement on Form S-3 of Ventas to which this opinion is an exhibit (the “Registration Statement”) becomes effective, the Shares may be offered for the accounts of the selling stockholders who acquire the Shares upon conversion of their Notes.

We have examined copies of: (i) the Amended and Restated Certificate of Incorporation of Ventas, as amended; (ii) the Third Amended and Restated Bylaws of Ventas; (iii) the Registration Statement and the Prospectus included therein (the “Prospectus”); (iv) the Indenture; and (v) the Notes. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding Ventas) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of Ventas and public officials.

Based on the foregoing, we are of the opinion that:

1.	Ventas is validly existing as a corporation under the laws of the State of Delaware.

2.	The Shares are duly authorized and, when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

This opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, which includes the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such provisions.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Validity of the Offered Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Willkie Farr & Gallagher LLP